Exhibit 10.18

LEASE

1670 South Broadway

Santa Maria, California

By and Between

RICHARD C. BLAKE and

MISSION COMMUNITY BANK, a California corporation

Diehl & Rodewald

1043 Pacific Street

San Luis Obispo, CA  93401

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TABLE OF CONTENTS

1.	Definitions	1

2.	Lease	2

3.	Term of Lease	2

4.	Option to Extend	2

5.	Minimum Monthly Rent	2

6.	Rent on Extended Terms	2

7.	Use/Hazardous Substance/Compliance With Law	4

8.	Utilities	6

9.	Taxes	6

10.	Condition of Premises	8

11.	Repairs and Maintenance	8

12.	Alterations	10

13.	Entry	11

14.	Surrender of Premises; Holding Over	11

15.	Indemnity	11

16.	Insurance	12

17.	Trade Fixtures	14

18.	Signs	15

19.	Damage and Destruction	15

20.	Condemnation	16

21.	Assignment and Subletting	17

22.	Default	18

23.	Remedies	19

24.	Late Charge	21

25.	Default Interest	21

26.	Waiver of Breach	21

27.	Estoppel Certificates	21

28.	Attorney Fees	22

29.	Hazardous Substance Conditions	22

30.	Security Deposit	23

31.	Warranty of Authority	23

32.	Notices	23

2

33.	Heirs and Successors	24

34.	Partial Invalidity	24

35.	Entire Agreement	24

36.	Time of Essence	24

37.	Rent	24

38.	Amendments	24

39.	Subordination	24

40.	Right of First Offer	25

41.	Merger	25

42.	Option to Purchase.	25

43.	Landlord’s Entry	26

44.	Governing Law	26

45.	Memorandum of Lease	26

46.	Regulator Requirements	26

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LEASE

                This Lease (“Lease”) is entered into as of March 1, 2008, between RICHARD C. BLAKE (“Landlord”) and MISSION COMMUNITY BANK, a California corporation (“Tenant”)

Recitals

                A.  Landlord is the owner of certain land, building, and improvements located in Santa Maria, California, generally described as a commercial building located at 1670 South Broadway, and more particularly described in attached Exhibit “A” (“Premises”).

                B.  Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the Premises on the terms and conditions in this Lease.

                For good and valuable consideration, the parties agree as follows:

1.                           Definitions.  As used in this Lease the following terms shall have the following definitions:

                Adjustment Date is defined in Section 5.

                Commencement Date is defined in Section 3.

                Extended Term is defined in Section 4.

                Event of Default is defined in Section 22.

                Hazardous Substance is defined in Section 7.c.

                Initial Monthly Rent is defined in Section 5.a.

                Landlord is defined in the preamble of this Lease.

                Lease is defined in the preamble of this Lease.

                Minimum Monthly Rent is defined in Section 5.a.

                Option Notice is defined in Section 4

                Premises is defined in Recital A.

                Reportable Use is defined in Section 7.c.

                Tenant is defined in the preamble of this Lease.

                Term is defined in Section 3.

                Termination Date is defined in Section 3.

                Trade Fixture is defined in Section 17.a.

2.                           Lease.  Landlord leases to Tenant and Tenant leases from Landlord the Premises on the terms and conditions in this Lease.

3.                           Term of Lease.  The initial term of this Lease (“Term”) shall be for five (5) years commencing on March 1, 2008 (“Commencement Date”), and ending on February 28, 2013, unless sooner terminated pursuant to the terms of this Lease (“Termination Date”).

4.                           Option to Extend.  Tenant is given two (2) separate and consecutive options to extend the Term on all of the provisions contained in this Lease, except for the Minimum Monthly Rent and Option to Purchase (Section 42), each for a five (5) year period (“Extended Term”) following expiration of the initial Term or Extended Term, by giving notice of exercise of the option (“Option Notice”) to Landlord at least six (6) months, but not more than one (1) year before the expiration of the Term or Extended Term.  Provided that if Tenant is in default on the date of giving the Option Notice, the Option Notice shall be totally ineffective, or if Tenant is in default on the date any Extended Term is to commence, provided that Landlord has given Tenant prior written notice of such default, the Extended Term shall not commence and this Lease shall expire at the end of the initial Term or then-current Extended Term.  The First Extended Term shall refer to the period of March 1, 2013 through February 28, 2018.  The Second Extended Term shall refer to the period of March 1, 2018 through February 28, 2023.

Tenant shall have no other right to extend the Term beyond February 28, 2023.

5.                           Minimum Monthly Rent.

a.             For the period commencing March 1, 2008, and ending February 28, 2009, the minimum monthly rental shall be Eight Thousand Six Hundred Seventy-nine Dollars ($8,679.00) (Initial Monthly Rent and as adjusted from time to time, Minimum Monthly Rent).  The Minimum Monthly Rent shall be payable in advance not later than the fifth (5th) business day of each month.  The payment shall be made by electronic transfer into Landlord’s account at Mission Community Bank, 581 Higuera Street, San Luis Obispo, California, Account No. 001 819313, or by electronic transfer or other method as Landlord may from time to time designate by written notice to Tenant.

The Minimum Monthly Rent shall be adjusted annually as of March 1 (“Adjustment Date”) to  one hundred three percent (103%) of the Minimum Monthly Rent in effect immediately prior to the Adjustment Date (without regard to any temporary abatement of rental then or previously in effect pursuant to the provisions of this Lease.

6.                           Rent on Extended Terms.

a.             Rent on First Extended Term.  The Minimum Monthly Rent at the commencement of the First Extended Term shall be one hundred three percent (103%)

of the Minimum Monthly Rent in effect immediately prior to the extension date.  Thereafter, on each year’s anniversary date during the First Extended Term, the Minimum Monthly Rent shall be one hundred three percent (103%) of the Minimum Monthly Rent in effect immediately prior to the anniversary date.

b.             Rent on Second Extended Term.  The parties shall have thirty (30) days after Landlord receives the Option Notice for the Second Extended Term in which to agree on Minimum Monthly Rent during the Second Extended Term.  If the parties agree on the Minimum Monthly Rent for the Second Extended Term during that period, they shall immediately execute an amendment to this Lease stating the Minimum Monthly Rent.

If the parties are unable to agree on the Minimum Monthly Rent for the Second Extended Term within that period, then within ten (10) days after the expiration of that period each party, at its cost and by giving notice to the other party, shall appoint an M.A.I. real estate appraiser or licensed real estate broker with at least ten (10) years’ full-time commercial appraisal or commercial real estate experience in northern Santa Barbara or San Luis Obispo County and set the Minimum Monthly Rent for the Second Extended Term.  If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appointee, the single appointee shall set the Minimum Monthly Rent for the Second Extended Term.  If the two appraisers/brokers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to set the Minimum Monthly Rent for the Second Extended Term.  If they are unable to agree within thirty (30) days after the second appraiser/broker has been appointed, they shall attempt to elect a third appraiser who must be an M.A.I. appraiser with at least ten years of commercial appraisal experience in northern Santa Barbara or San Luis Obispo Counties within ten (10) days after the last day the two appraisers/brokers are given to set the Minimum Monthly Rent.  If they are unable to agree on the third appraiser/broker, either of the parties to this Lease by giving ten (10) days’ notice to the other party can file a petition with the American Arbitration Association solely for the purpose of selecting a third appraiser who meets the qualifications stated in this paragraph.  Each party shall bear half the cost of the American Arbitration Association appointing the third appraiser and of paying the third appraiser’s fee.  The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

Within thirty (30) days after the selection of the third appraiser, a majority of the appointees shall set the Minimum Monthly Rent for the Second Extended Term.  If a majority of the appointees are unable to set the Minimum Monthly Rent within the stipulated period of time, the three appraisals shall be added together and their total divided by three; the resulting quotient shall be the Minimum Monthly Rent for the Premises during the Second Extended Term.

In setting the Minimum Monthly Rent for the Second Extended Term, the appraiser/broker shall consider the highest and best commercial/retail use as allowed by the current zoning ordinance for the Premises without regard to the restriction on use of the Premises contained in this Lease.  The appraisal shall be on the basis of a triple net lease.

In no event, shall the rent on the Second Extended Term be less than the rent determined in accordance with Section 5 as of the last day of the Initial Term or then-current Extended Term.  The rent determined in accordance with this paragraph shall thereafter, on each year’s anniversary date during the Second Extended Term, be adjusted to one hundred three percent (103%) of the Minimum Monthly Rent in effect immediately prior to the Adjustment Date.

7.                           Use/Hazardous Substance/Compliance With Law.

a.             Tenant will occupy and use the Premises for a retail banking business and all other operations incident to the conduct of the business, and Tenant agrees not to use the Premises for any immoral or unlawful purpose.  Landlord agrees that, subject to Section 18 and to the prior reasonable review and approval by Landlord and compliance with all applicable governmental requirements and restrictions recorded prior to the date of this Lease, Tenant may erect and maintain on the Premises and the building and improvements any signs advertising Tenant’s business, as Tenant may desire.

b.             Tenant shall not commit any acts on the Premises, nor use the Premises in any manner that will increase the existing rates for or cause the cancellation of any fire, liability, or other insurance policy insuring the Premises or the improvements on the Premises.  Tenant shall, at Tenant’s own cost and expense, comply with all requirements of Landlord’s insurance carriers that are necessary for the continued maintenance at reasonable rates of replacement cost fire and comprehensive general liability insurance policies on the Premises and the improvements on the Premises.

c.             The term “Hazardous Substance” as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either:  (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for liability of Landlord to any governmental agency or third party under any applicable statute or common law theory.  Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, byproducts or fractions thereof.  Tenant shall not engage in any activity in, on or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all applicable law.  “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority.  Reportable Use shall also include Tenant’s being responsible for the presence in, on or about the premises of a Hazardous Substance with respect to which any applicable law requires that a notice be given to persons entering or occupying the Premises or neighboring properties.  Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but in compliance with all applicable law, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of Tenant’s business permitted on the

Premises, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability therefor.  In addition, Landlord may (but without any obligation to do so) condition his consent to the use or presence of any Hazardous Substance, activity or storage tank by Tenant upon Tenant’s giving Landlord such additional assurances as Landlord, in his reasonable discretion, deems necessary to protect himself, the public, the Premises and the environment against damage, contamination or injury and/or liability therefrom or therefor, including, but not limited to, the installation (and removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional security deposit under Paragraph 30 hereof.

d.             If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition involving or resulting from same, has come to be located in, on, under or about the Premises, other than as previously consented to by Landlord, Tenant shall immediately give written notice of such fact to Landlord.  Tenant shall also immediately give Landlord a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Substance or contamination in, on, or about the Premises, including but not limited to all such documents as may be involved in any Reportable Uses involving the Premises.

e.             Tenant shall indemnify, protect, defend and hold Landlord, his agents, employees, lenders and the Premises, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorney’s and consultant’s fees arising out of or involving any Hazardous Substance or storage tank brought onto the Premises by or for Tenant or under Tenant’s control.  Tenant’s obligations under this paragraph shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultant’s and attorney’s fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances or storage tanks, unless specifically so agreed by Landlord in writing at the time of such agreement.

f.              Except as otherwise provided in this Lease, Tenant shall, at Tenant’s sole cost and expense, fully, diligently and in a timely manner comply with all “Applicable Law,” which term is used in this Lease to include all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental condition on, in, under or about the Premises, including soil and groundwater conditions,

(iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill or release of any Hazardous Substance or storage tank), (iv) seismic retrofitting, (v) fire suppression requirements, and (vi) Americans With Disabilities Act accommodations, now in effect or which may hereafter come into effect, and whether or not reflecting a change in policy from any previously existing policy.  Tenant shall, within five (5) days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Tenant’s compliance with any Applicable Law specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Law.

g.                                      Subject to the requirements of paragraph 46, Landlord and Landlord’s lenders shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Laws (as defined in Paragraph 7.f) and to employ experts and/or consultants in connection therewith and/or to advise Landlord with respect to Tenant’s activities, including but not limited to the installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance or storage tank on or from the Premises.

8.                                                                                       Utilities.  During the Term, Tenant shall pay, before delinquency, all charges or assessments for telephone, water, sewer, gas, heat, electricity, garbage disposal, trash disposal, CATV, and all other utilities and services of any kind that may be used on the Premises.

9.                                                                                       Taxes.

a.                                       Subject to the terms of Section 9(d), Tenant shall pay to the public authorities charged with the collection on or before the last day on which payment may be made without penalty or interest, or ten (10) days after receipt of the tax bill, whichever is later, as additional rent, all taxes; and permit, inspection, and license fees; and other public charges of whatever nature that are assessed against the Premises or arise because of the occupancy, use, or possession of the Premises (including but not limited to taxes on, or which shall be measured by, any rents or rental income, and taxes on personal property, whether of Landlord or Tenant), subsequent to the commencement of the Term, and all installments of assessments that are due during the Term.

b.                                      Landlord shall notify Tenant of the real property taxes and immediately on receipt of the tax bill furnish Tenant with a copy of the tax bill.

c.                                       All real estate taxes levied on the Premises for the tax year in which the Commencement Date falls shall be appropriately prorated between Landlord and Tenant, so that Tenant’s share will reflect the portion of that tax year in which Tenant had possession of the Premises under this Lease.  Taxes levied on the Premises for the tax year in which the Termination Date occurs shall be similarly prorated between Landlord and Tenant to reflect the period of Tenant’s possession of the Premises during that tax year.  Tenant shall pay Tenant’s share of those taxes to Landlord directly rather than to the public authorities, and that payment shall constitute full performance under this Lease with respect to this tax liability.

d.                                      Tenant shall not be required to pay, discharge, or remove any tax (including penalties and interest), assessment, tax lien, forfeiture, or other imposition or charge against the Premises or any part of the Premises or any improvements, so long as Tenant diligently and in good faith contests the validity or the legality of the assessment, levy, or charge by appropriate legal proceedings, which should prevent the collection of the tax, assessment, imposition, or charge contested; provided however, that Tenant, prior to the date that the tax, assessment, imposition, or charge is due and payable, shall either have paid it under protest or shall have, (i) posted a bond with Landlord sufficient to cover the amount of the taxes and penalties and interest and, (ii) in the case of taxes other than real estate taxes, given to Landlord a letter executed by an officer of Tenant assuring Landlord that the tax, assessment, imposition, or charge will be paid when and to the extent that the legal proceedings conclude in a final determination that the tax, assessment, imposition, or charge is valid, legal and owing.  Upon such final determination, Tenant agrees to immediately pay the contested tax, assessment, imposition, or charge, together with all interest and penalties, if any, and remove and discharge any lien or forfeiture arising from the prior nonpayment.  Any proceedings for contesting the validity, legality, or amount of any tax, assessment, imposition, or charge, or to recover any tax, assessment, imposition, or charge paid by Tenant, may be brought by Tenant in the name of Landlord or in the name of Tenant, or both, as Tenant deems advisable.  Landlord agrees that Landlord will, upon the reasonable request of Tenant, execute or join in the execution of any instrument or document necessary in connection with any proceeding including Landlord’s attorneys’ fees incurred in connection with such proceeding.  However, if any proceedings are brought by Tenant, Tenant agrees to indemnify Landlord for all reasonable loss, cost, or expense that may be imposed on Landlord in connection with the proceeding.  Tenant’s right to contest taxes as provided in this Lease shall not extend beyond the point where Landlord’s title to the Premises could be lost.  In any event, Tenant shall notify Landlord in advance of any tax contest proceedings that Tenant intends to initiate, and shall then inform Landlord of all significant developments in the proceedings as they may occur.

e.                                       If Tenant has not paid any tax, assessment, or public charge required by this Lease to be paid by Tenant before its delinquency, or if a tax, assessment, or public charge is contested by Tenant and that tax, assessment, or public charge has not been paid within thirty (30) days after a final determination of the validity, legality, or amount of the tax, assessment or public charge, then Landlord may, but shall not be required to, pay and discharge the tax, assessment, or public charge.  If a tax, assessment, or public charge, including penalties and interest, are paid by Landlord, the amount of that payment shall be due and payable to Landlord by Tenant with the next succeeding rental installment, and shall bear interest at the rate of ten percent (10%) per annum from the date of the payment by Landlord until repayment by Tenant.

f.                                         If any assessments for local improvements become a lien after the Commencement Date, Tenant shall pay only the installments of the assessments that become due and payable during the Term.  On the request of Tenant, Landlord agrees to cooperate or join with Tenant in any application that may be necessary to permit the payment of the assessments in installments.

g.                                      The covenants and agreements to pay taxes by Tenant in Section 9 shall not be deemed to include the payment of any inheritance, estate, succession, transfer, gift, franchise, corporation, income, or profit tax, or capital levy that is or may be imposed on Landlord.  If any excepted taxes become a lien against the Premises, Landlord agrees to pay and discharge them before foreclosure of the lien or to take the steps analogous to those permitted to Tenant under Section 9(d) to contest the taxes, so long as the steps sufficiently protect Tenant’s quiet enjoyment of the Premises.  If Landlord fails to pay and discharge those taxes prior to the institution of proceedings to foreclose the lien, Tenant, at Tenant’s sole option, may advance the funds required to pay and discharge the taxes, together with all penalties and interest, in which event the amount of funds so advanced shall be immediately due and payable from Landlord to Tenant and shall bear interest at the rate of ten percent (10%) per annum from the date of payment by Tenant, until repaid.  Alternatively, Tenant may apply the amount advanced to the payment of the next succeeding rental installment or installments otherwise payable to Landlord until the advance, with interest, has been repaid to Tenant; provided, however, that the rights of Tenant under Section 9(g) shall be limited to those instances where the foreclosure or other enforcement of the lien may disturb Tenant’s possession and peaceful enjoyment of the Premises.

10.                                 Condition of Premises.  Tenant acknowledges that as of the date of this Lease, Tenant has inspected the Premises and had such contractors, consultants, engineers, architects, roofers, HVAC inspectors and other persons, as Tenant so desires, inspect the Premises for Tenant.  Based on Tenant’s own inspection, and the inspection of Tenant’s inspectors, consultants and experts, Tenant acknowledges that the improvements are in good order, repair and condition.  Landlord makes no representations regarding the condition of the Premises, which are leased “AS IS.”

11.                                 Repairs and Maintenance.

a.                                       Landlord’s Obligations. Subject to the terms of this Section, Landlord shall maintain the interior and exterior structural portions of the roof, foundation, and load-bearing portions of walls of the Building, excluding wall coverings, painting, glass, and doors. Landlord will not be required to make any repair resulting from:

i)                                         any alteration or modification to the building or to mechanical equipment within the building performed by, for, or because of Tenant or to special equipment or systems installed by, for, or because of Tenant;

ii)                                      the installation, use, or operation of Tenant’s property, fixtures, and equipment;

iii)                                   the moving of Tenant’s property in or out of the building or in and about the Premises;

iv)                                  Tenant’s use or occupancy of the Premises in violation of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease;

v)                                     the acts or omissions of Tenant and Tenant’s employees, agents, invitees, subtenant’s, licensees, or contractors;

vi)                                  fire and other casualty, except as provided by Section 19 of this Lease; or

vii)                               condemnation, except as provided in Section 20 of this Lease.

Landlord shall have no obligation to make repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need for repairs. Tenant waives any right to repair at the expense of Landlord under any applicable governmental laws, ordinances, statutes, orders, or regulations now or later in effect.

b.                                      Tenant’s Obligations. Except for the portions of the Premises expressly required to be maintained by Landlord under Section 11(a), Tenant, at Tenant’s expense, will maintain the Premises in good order including, without limitation, roof membrane, subfloors and floor coverings, walls and wall coverings, mechanical, electrical, and plumbing systems, doors, windows, parking lots, and truck aprons, gutters, and downspouts, landscaping, and any signage. Tenant will enter into preventive maintenance and service contracts with maintenance contractors for regularly scheduled maintenance that are reasonably acceptable to Landlord for servicing all mechanical systems, including but not limited to elevator, fire sprinklers, fire extinguishers, backflow, hot water, heating, and air-conditioning systems and equipment in the Premises, and Tenant further agrees to provide Landlord with annual reports of such maintenance.  Tenant agrees to enter into a maintenance contract with a reputable landscape contractor for the provision of ground maintenance and landscaping, on no less than a bi-weekly basis, and for parking lot maintenance and exterior lighting maintenance on no less than a bi-weekly basis, and as needed.  If Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in good order, Landlord may perform the maintenance, repairs, refurnishing, or repairing at Tenant’s expense.

i)                                         Tenant shall, not less frequently than once each ten (10) years of the Term and Extended Terms, resurface the parking lot.  Tenant shall, not less frequently than once every three (3) years of the Term and Extended Terms, slurry coat and restripe the parking lot.  Tenant shall, not less frequently than once each ten (10) years of the Term and Extended Terms, repaint the exterior of the building with the color scheme to be approved in advance by Landlord, if different from existing color scheme.

ii)                                      Tenant shall, on or before October 31, 2015, treat the polyurethane foam roof with a Class A acrylic elastomeric coating meeting the specifications as set forth in attached Exhibit “B”.  Tenant acknowledges that it is responsible for maintaining the integrity of the polyurethane foam roofing membrane and that Tenant will be familiar with and comply with all standards necessary to protect the roofing membrane.  Tenant shall provide written proof by way of invoice from a roofing contractor on or before October 31, 2015, documenting the application of the elastomeric coating.  Failure to timely provide the coating which may cause deterioration and early failure of the roofing membrane by the time set forth in this section shall be a material breach of this Lease.

c.                                       If at any time during the Term, including renewals or extensions, Tenant fails to maintain the Premises or make any repairs, restoration, or replacements as required by Section 11, Landlord may, on thirty (30) days’ prior written notice, unless repairs are deemed emergency or structural, but shall not be required to, enter the Premises and perform the maintenance or make the repairs or replacements for the account of Tenant; any sums expended by Landlord in so doing, together with interest at ten percent (10%) per annum, shall be deemed additional rent and shall be immediately due from Tenant on demand of Landlord.

d.                                      Tenant waives the provisions of Civil Code §§ 1941 and 1942 and any other law that would require Landlord to maintain the Premises in a tenantable condition or would provide Tenant with the right to make repairs and deduct the cost of those repairs from the rent.

12.                                 Alterations.

a.                                       Tenant shall have the right to make alterations to the building and improvements on the Premises, provided that, if the reasonably estimated cost of alterations exceeds Ten Thousand Dollars ($10,000.00), or involves structural modifications, Landlord shall have the right to consent to the alterations, and Landlord agrees not to unreasonably withhold approval of the alterations.  Approval, however, may be conditioned upon the receipt by Landlord of a set of plans and specifications for the alterations no later than twenty (20) days prior to the scheduled construction of the alterations, and upon Tenant’s agreement to restore the Premises, if Landlord requires it at the end of the Term, to the same condition as before the alterations.  All improvements, additions, alterations, and major repairs shall be in accordance with applicable laws and at Tenant’s own expense.  Tenant will indemnify and defend Landlord for all liens, claims, or damages caused by remodeling, improvements, additions, alterations, and major repairs.  Landlord agrees, when requested by Tenant, to execute and deliver any applications, consents, or other instruments required to permit Tenant to do this work or to obtain permits for the work.

b.                                      Except as set forth in Section 12(a), and except as to removable trade fixtures as set forth in Section 17, all alterations and improvements made to the Premises shall become the property of Landlord and shall remain on and be surrendered with the Premises at the expiration or sooner termination of this Lease, including any renewals or extensions.

c.                                       At least ten (10) days before any construction commences or materials are delivered for any alterations that Tenant is making to the Premises, whether or not Landlord’s consent is required, Tenant shall give written notice to Landlord as to when the construction is to commence or the materials are to be delivered.  Landlord shall then have the right to post and maintain on the Premises any notices that are required to protect Landlord and Landlord’s interest in the Premises from any liens for work and labor performed or materials furnished in making the alterations; provided, however, that it shall be Tenant’s duty to keep the Premises free and clear of all liens, claims, and demands for work performed, materials furnished, or operations conducted on the Premises at the request of Tenant.

d.                                      Tenant will not at any time permit any mechanics’, laborers’, or materialmen’s liens to stand against the Premises for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or Tenant’s agents, contractors, or subtenants, in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction or sufferance of Tenant; provided, however, that Tenant shall have the right to contest the validity or amount of any lien or claimed lien, upon giving to Landlord a letter executed by Tenant assuring that the lien or claimed lien will be paid, when and to the extent that the lien is finally determined to be valid and owing.  Tenant’s right, however, to contest these liens shall not extend beyond the point where Landlord’s title to the Premises could be lost.  On final determination of the lien or claim of lien, Tenant will immediately pay any final judgment rendered, with all property costs and charges, and shall have the lien released or judgment satisfied at Tenant’s own expense.  If Tenant fails to pay the judgment promptly or otherwise fails to prevent any sale, foreclosure, or forfeiture of the Premises because of a lien, Landlord shall have the right, upon five (5) days’ written notice to Tenant, to pay or prevent this action, and the amount paid by Landlord shall be immediately due and payable to Landlord, and shall bear interest at the rate of ten percent (10%) per annum from the date of payment by Landlord until repayment by Tenant.

13.                                 Entry.  Subject to the requirements of paragraph 46,Tenant shall permit Landlord or Landlord’s agents, representatives, or employees to enter the Premises at all reasonable times and upon reasonable notice to inspect the Premises to determine whether Tenant is complying with the terms of this Lease, to show the Premises to prospective purchasers, lenders or tenants, and to do other lawful acts that may be necessary to protect Landlord’s interest in the Premises under this Lease or to perform Landlord’s duties under this Lease.  Landlord may place “For Rent” signs during the last six (6) months of any term.

14.                                 Surrender of Premises; Holding Over.

a.                                       On the Termination Date or the end of any extension or renewal of this Lease, Tenant shall promptly surrender and deliver the Premises to Landlord in as good condition as they are now at the date of this Lease.

b.                                      At the end of the Term, or any extension, should Tenant hold over for any reason, it is agreed that in the absence of a written agreement to the contrary, that tenancy shall be from month-to-month only and not a renewal of this Lease, or an extension for any further term.  Tenant shall pay Minimum Monthly Rent in an amount equal to one hundred ten percent (110%) of the Minimum Monthly Rent payable immediately prior to the end of the Term or any extension and the month-to-month tenancy shall be subject to every other term, covenant, and condition in this Lease that is consistent with and not contrary to a month-to-month tenancy.

15.                                 Indemnity.  Tenant agrees to protect, defend, indemnify and hold harmless Landlord from any claims, demands, and causes of action of any nature and any expense incident to the defense, for injury to or death of persons or loss of or damage to property occurring on or about the Premises that grow out of or are connected with Tenant’s use and occupation of the Premises or the condition of the Premises, unless such claim arises as a result of Landlord’s grossly negligent or willful conduct during the Term.  Tenant’s duty and obligation of defense shall arise at the time any claim is first asserted against Landlord, whether or not a lawsuit or proceeding has actually commenced.  Tenant’s obligation to defend shall include the reimbursement of all reasonable attorneys’ fees, expert witness fees, paralegal fees, costs and expenses incurred by Landlord in investigating, responding to, and defending such claim or proceeding.

Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damages to the goods, wares, merchandise, inventory, supplies or other property of Tenant, Tenant’s employees, invitees, customers, or any othe r person in or about the Premises, nor shall Landlord be liable for injury to Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the damage or injury results from conditions arising upon the Premises or from other sources or places and regardless whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant.

16.                                 Insurance.

a.                                       Fire Insurance on Building.  Landlord shall maintain on the building and other improvements which are part of the Premises, a policy of fire and extended coverage insurance with vandalism and malicious mischief endorsements, inflation guard protection riders, change in building code endorsements, and such other endorsements as Landlord determines are reasonable and appropriate to fully insure the Premises for its full insurable replacement cost, as the same may exist from time to time, or such amount as required by Landlord’s lender.  Notwithstanding Landlord’s insurance, Tenant shall separately insure Tenant’s own alterations, utility installations, trade fixtures, and Tenant’s personal property in accordance with Section 16.b.  If such coverage is available and commercially reasonable, the policy or policies of fire insurance shall insure against all risks of direct physical loss or damage (except flood or earthquake unless required by Landlord’s lender), including coverage for debris removal and for compliance with all applicable, rules, regulations and ordinances pertaining to upgrading, demolition and reconstruction, or replacement of any portion of the Premises as a result of the covered loss.  Said policies shall also contain an agreed valuation provision in lieu of any co-insurance costs.  If such insurance coverage has a deductible clause, the deductible amount shall not exceed $5,000 per occurrence, and Tenant shall be liable for the deductible amount in the event of an insured loss.

Tenant shall reimburse Landlord for the premiums paid by Landlord for maintaining the insurance required by this section.  Reimbursement shall be made by Tenant within ten (10) days after Tenant receives a copy of the premium notice.  Tenant’s obligation to pay insurance costs shall be prorated for any partial year at the commencement and expiration or termination of the term.

b.                                      Tenant’s Insurance.

i)                                         Tenant agrees to procure and maintain public liability insurance, from a responsible insurance company authorized to do business in California, with a combined single limit of not less than Two Million Dollars ($2,000,000.00) for injury or death to any person or damage to the Premises and at least Two Million Dollars ($2,000,000.00) excess umbrella coverage for injury or death or property damage, for any claims, demands, or causes of action of any person arising out of accidents occurring on the Premises during the Term or arising out of Tenant’s use, occupancy or maintenance of the Premises.  Such insurance shall be on an occurrence basis with an “Additional Insured - Managers or Lessors of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire.

ii)                                      Tenant, at its cost, shall maintain on all of its personal property, tenant improvements and alterations in or about the Premises, a policy of standard fire and extended coverage insurance.  Such insurance shall be for full replacement costs with a deductible not to exceed $5,000 per occurrence.  The proceeds from any such insurance shall be used by Tenant for replacement of Tenant’s personal property, trade fixtures, and alterations.

c.                                       Tenant shall, in addition, obtain and keep in force during the Term of this Lease a policy or policies in the name of Landlord, with loss payable to Landlord and Landlord’s Lender(s), if any, insuring the loss of the full rental payable by Tenant to Landlord under this Lease for one (1) year, or such shorter period if this Lease is terminated under paragraph 19 hereinbelow.  Subject to the preceding sentence, said insurance shall provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year’s loss of rental revenues from the date of any such loss.  Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected rental income, property taxes, insurance premium costs and other expenses, if any, otherwise payable by Tenant, for the next twelve (12) month period.  Tenant shall be liable for any deductible amount in the event of such loss.

d.                                      Each policy of insurance shall be issued by a responsible insurance company authorized to do business in California, and shall be issued in the names of Landlord, Tenant, and any beneficiary under any deed of trust covering the Premises, if required by the deed of trust, as their respective interests may appear.  Tenant shall deliver a duplicate policy and certificate for each insurance policy to Landlord with all relevant endorsements.  Each policy of insurance shall be primary and noncontributory with any policies carried by Landlord and, to the extent obtainable, any loss shall be payable notwithstanding any act or negligence of Landlord that might otherwise result in forfeiture of insurance.  Each insurance policy shall provide that a thirty (30) day notice of cancellation and of any material modification of coverage shall be given to all named insureds.  The insurance coverage required under this Section may be carried by Tenant under a blanket policy insuring other locations of Tenant’s business, provided that the Premises covered by this Lease are specifically identified as included under that policy.  Tenant agrees that upon the failure to insure as provided in this Lease, or to pay the premiums in the insurance, Landlord may contract for the insurance and pay the premiums, and all sums expended by Landlord for the insurance shall be considered additional rent under this Lease and shall be immediately repayable by Tenant.

e.                                       The insurance companies issuing policies under this section shall have a general policyholder’s rating of at least “A” and a financial rating of at least Class VI as rated in the most current available Best’s Key Rating Guide.

f.                                         At all times during the Term and any extensions or renewals, Tenant agrees to keep and maintain, or cause Tenant’s agents, contractors, or subcontractors to keep and maintain, workmen’s compensation insurance and other forms of insurance as may from time to time be required by law or may otherwise be necessary to protect Landlord and the Premises from claims of any person who may at any time work on the Premises, whether as a servant, agent, or employee of Tenant or otherwise.  This insurance shall be maintained at the expense of Tenant or Tenant’s agents, contractors, or subcontractors and not at the expense of Landlord.

g.                                      Landlord agrees that it will tender and turn over to Tenant or to Tenant’s insurers the defense of any claims, demands, or suits instituted, made, or brought against Landlord or against Landlord and Tenant jointly, within the scope of this Section.  However, Landlord shall have the right to approve the selection of legal counsel, to the extent that selection is within Tenant’s control, which approval shall not be unreasonably withheld or delayed.  In addition, Landlord shall retain the right at Landlord’s election and cost to have Landlord’s own legal counsel participate as co-counsel, to the extent that claims are made that may not be covered by Tenant’s insurers.

h.                                      Tenant and Landlord each release the other and waive the entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against, which perils occur in, on, or about the Premises, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors, or invitees.  Tenant and Landlord shall, upon obtaining the required policies of insurance, give notice to the insurance carriers that this mutual waiver of subrogation is in this Lease.

17.                                 Trade Fixtures.

a.                                       Tenant shall have the right, at any time and from time to time during the Term and any renewals or extensions, at Tenant’s sole cost and expense, to install and affix on the Premises items for use in Tenant’s trade or business, which Tenant, in Tenant’s sole discretion, deems advisable (collectively Trade Fixtures).  Trade Fixtures installed in the Premises by Tenant shall always remain the property of Tenant and may be removed at the expiration of the Term or any extension, provided that any damage to the Premises caused by the removal of the Trade Fixtures shall be repaired by Tenant, and further provided that Landlord shall have the right to keep any Trade Fixtures or to require Tenant to remove any Trade Fixtures that Tenant might otherwise elect to abandon.

b.                                      Any Trade Fixtures that are not removed from the Premises by Tenant within thirty (30) days after the Termination Date shall be deemed abandoned by Tenant and shall automatically become the property of Landlord as owner of the real property to which they are affixed.

18.                                 Signs.  Tenant may maintain on the exterior of the Premises any sign, awning, canopy, marquee or other advertising, provided that such sign, awning, canopy, marquee or advertising complies with all applicable city and county ordinances governing the placement of signs and advertising.  Thirty (30) days after the Termination Date, all of the items mentioned in this section that are not removed from the Premises may, without damage or liability, be destroyed by the Landlord.

19.                                 Damage and Destruction.

a.                                       Casualty. If the Premises is damaged or destroyed by fire or other casualty, Tenant will give immediate written notice to Landlord. Within thirty (30) days after receipt, Landlord will notify Tenant whether repairs can reasonably be made (1) within ninety (90) days, (2) in more than ninety (90) days, but in less than one hundred eighty (180) days; or (3) in more than one hundred eighty (180) days from the date of notice.

i)                                         Less Than 90 Days. If the Premises is damaged only to the extent that rebuilding or repairs can be reasonably completed within ninety (90) days, this Lease will not terminate and, provided that insurance proceeds are available to fully repair the damage, Landlord will repair the Premises. However, Landlord will not be required to rebuild, repair, or replace any Alterations that may have been placed on the Premises for Tenant.

ii)                                      Greater Than 90 Days. If the Premises is damaged only to the extent that rebuilding or repairs can be reasonably completed in more than ninety (90) days, but in less than one hundred eighty (180) days, Landlord will have the option of (1) terminating the Lease effective upon the occurrence of the damage, in which event the Rent will be abated from the date Tenant vacates the Premises; or (2) electing to repair the Premises, provided insurance proceeds are available to fully repair the damage. However, Landlord will not be required to rebuild, repair, or replace any part of the Alterations that may have been placed on the Premises for the Tenant. If Landlord fails to complete repairs within one hundred eighty (180) days after the date on which Landlord is notified by Tenant (that period to be extended for delays caused by Tenant or because of any items of Force Majeure), Tenant may, within ten (10) days after the expiration of the one hundred eighty (180) day period, terminate this Lease by delivering written notice to Landlord as Tenant’s exclusive remedy. All rights under this Lease will cease and terminate thirty (30) days after Landlord’s receipt of notice.

iii)                                   Greater Than 180 Days. If the Premise is so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days, either Landlord or Tenant may terminate by giving written notice within ten (10) days after notice from Landlord regarding the time period of repair. This Lease and the Rent will be abated from the date Tenant vacates the Premises. If neither party elects to terminate this Lease, Landlord will promptly commence and diligently prosecute to completion the repairs to the Premises, provided insurance proceeds are available to fully repair the damage. However, Landlord will not be required to rebuild, repair, or replace any Alterations that may have been placed on the Premises for the Tenant.

b.                                      Tenant’s Fault. If any portion of the Premises is damaged resulting from the fault or breach of this Lease by Tenant or Tenant’s Parties, the Rent will be diminished during the repair of the damage only to the extent the Premises are unfit for occupancy and Tenant will be liable to Landlord for the cost of the repair to the extent the cost is not covered by insurance proceeds.

c.                                       Uninsured Casualty. Tenant is responsible for and will pay to Landlord any deductible amount under the property insurance for the Premises. If any portion of the Premises is damaged and is not fully covered by insurance proceeds received by Landlord for any reason (and Tenant elects not to pay any difference) or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to the indebtedness, Landlord will have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Tenant. All rights and obligations will then cease and terminate under this Lease.

d.                                      Waiver. With respect to any damage or destruction that Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or later accorded by law.

20.                                 Condemnation.

a.                                       If, during the Term or any renewal or extension, the whole of the Premises shall be taken pursuant to any condemnation proceeding, this Lease shall terminate as of 12:01 a.m.  of the date that actual physical possession of the Premises is taken, and after that, both Landlord and Tenant shall be released from all obligations under this Lease.

b.                                      If, during the Term or any renewal or extension, only a part of the Premises is taken pursuant to any condemnation proceeding and the remaining portion is not suitable or adequate for the purposes for which Tenant was using the Premises prior to the taking, or if by reason of any law or ordinance the use of the Premises for the purposes specified in this Lease shall become unlawful, then and after the taking or after the occurrence of other described events, Tenant shall have the option to terminate, and the option can be exercised only after the taking or after the occurrence of other described events by Tenant giving ten (10) days’ written notice to Landlord, and rent shall be paid only to the time when Tenant surrenders possession of the Premises.  Without limiting the generality of the previous provision, it is agreed that in the event of a partial taking of the Premises pursuant to any condemnation proceeding, if the number of square feet of floor area in the portion of the buildings located on the Premises remaining after the taking is less than seventy-five percent (75%) of the number of square feet of floor area at the commencement of the Term, Tenant shall, after the taking, have the option to terminate this Lease on ten (10) days’ written notice to Landlord, and rent shall be paid only to the time when Tenant surrenders possession of the Premises.

c.                                       If only a part of the Premises is taken pursuant to any condemnation proceeding under circumstances that Tenant does not have the option to terminate this Lease as provided in this Section, or having the option to terminate, Tenant elects not to terminate, then Landlord shall at Landlord’s expense promptly proceed to restore the remainder of the Premises to a self-contained architectural unit, and the Minimum

Monthly Rent payable shall be reduced effective the date of the taking to an amount that shall be in the same proportion to Minimum Monthly Rent payable prior to the taking, as the number of square feet of floor area remaining after the taking bears to the number of square feet of floor area immediately prior to the taking.

d.                                      If the whole or any part of the Premises are taken pursuant to any condemnation proceeding, then Landlord shall be entitled to the entirety of any condemnation award except (1) that portion allocable to Tenant’s unsalvageable trade fixtures, or if Tenant elects to remove Tenant’s trade fixtures, a sum for the reasonable removal and relocation costs not to exceed the undepreciated value of such fixtures as reflected in Tenant’s most recent federal income tax return; (2) Tenant’s relocation costs; (3) Tenant’s loss of goodwill excluding any “bonus value” based on the actual rent reserved under the Lease to its fair rental value as of the date of condemnation; and (4) the undepreciated percentage of the lesser of (a) actual cost of the tenant improvements completed at the inception of this Lease, or (b) the increase in value of Landlord’s Premises as a result of Tenant’s tenant improvements.  As an example of subparagraph (4), if Tenant has invested $100,000 in tenant improvements and has depreciated 50% of those improvements, and the value of the Premises has been increased by $50,000 as a result of Tenant’s improvements; then Tenant would be entitled to 50% times $50,000 (the lesser of the increase in value of the Premises or cost of tenant improvements) as and for its portion of a condemnation award.  The value of Tenant’s tenant improvements in the Premises shall be determined as of the date of the condemnation award.

21.                                 Assignment and Subletting.

a.                                       Except as provided in Section 21(b), Tenant shall not assign this Lease without the prior written consent of Landlord, which shall not be unreasonably withheld, provided that subsequent to any assignment Tenant shall remain primarily liable for the rental to be paid under this Lease and the performance of all terms and conditions of this Lease.  In evaluating whether or not to provide consent to a proposed assignment or sublease, Tenant, at a minimum, shall provide to Landlord a copy of the proposed assignment or sublease, a current financial statement from the proposed subtenant/assignee, a statement of intended use by the proposed assignee/subtenant, and such other information as may be reasonably requested by Landlord in evaluating the proposed assignment or sublease.  Landlord shall be entitled to condition his consent on the agreement of Tenant to share equally any increase in rent over the rent stated in this Lease for the duration of the proposed assignment or sublease.

b.                                      However, Tenant may assign this Lease without Landlord’s written consent if the assignment is made

i)                                         to a successor corporation into which or with which Tenant is merged or consolidated in accordance with applicable statutory provisions for the merger or consolidation of corporations,

ii)                                      to a wholly-owned subsidiary of Tenant, or

iii)                                   to a corporation to which Tenant shall sell all or substantially all of Tenant’s assets; and the liabilities of the corporations participating in the merger or consolidation or of the transferor corporation must be assumed by the corporation surviving the merger or created by the consolidation or by the transferee corporation, in the event of a transfer to a wholly-owned subsidiary or a sale of all or substantially all assets, and that corporation (except in the case of a wholly-owned subsidiary) must have a net worth at least equal to the net worth of Tenant at the time of execution of this Lease.  Upon delivery to Landlord, by a successor corporation to which this Lease is assigned or transferred, of the agreement of the corporation to be bound by the terms, covenants, and conditions of this Lease to be performed by Tenant after the date of the assignment or transfer and documentation satisfactory to Landlord demonstrating net worth and operating income, Tenant shall be released and discharged from all obligations later arising under this Lease, except where the transfer is to a wholly-owned subsidiary of Tenant.

c.                                       In the event Tenant shall assign or sublet the Premises or request the consent of Landlord to any assignment or subletting, or if Tenant shall request the consent of Landlord for any act Tenant proposes to do, then Tenant shall pay Landlord’s reasonable attorneys’ fees and consultants’ fees in connection with evaluating such requests and/or proposed sublease or assignment not to exceed $2,500.00.

22.                                 Default.  Any of the following events or occurrences shall constitute a material breach of this Lease by Tenant and, after the expiration of any applicable grace period, shall constitute an event of default (each an Event of Default):

a.                                       The failure by Tenant to pay any amount in full when it is due under the Lease;

b.                                      The failure by Tenant to perform any obligation under this Lease, which by its nature Tenant has no capacity to cure;

c.                                       The failure by Tenant to perform any other non-monetary obligation under this Lease, if the failure has continued for a period of thirty (30) days after Landlord demands in writing that Tenant cure the failure.  If, however, by its nature the failure cannot be cured within thirty (30) days, Tenant may have a longer period as is necessary to cure the failure, but this is conditioned upon Tenant’s promptly commencing to cure within the thirty (30) day period and thereafter diligently completing the cure.  Tenant shall indemnify and defend Landlord against any liability, claim, damage, loss, or penalty that may be threatened or may in fact arise from that failure during the period the failure is uncured;

d.                                      Any of the following: A general assignment by Tenant for the benefit of Tenant’s creditors; any voluntary filing, petition, or application by Tenant under any law relating to insolvency or bankruptcy, whether for a declaration of bankruptcy, a reorganization, an arrangement, or otherwise; the abandonment, vacation, or surrender of the Premises by Tenant without Landlord’s prior written consent; or the dispossession of Tenant from the Premises (other than by Landlord) by process of law or otherwise;

e.                                       The appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets; or the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, unless the appointment or attachment, execution, or seizure is discharged within thirty (30) days; or the involuntary filing against Tenant, or any general partner of Tenant if Tenant is a partnership, of

i)                                         a petition to have Tenant, or any partner of Tenant if Tenant is a partnership, declared bankrupt, or

ii)                                      a petition for reorganization or arrangement of Tenant under any law relating to insolvency or bankruptcy, unless, in the case of any involuntary filing, it is dismissed within sixty (60) days;

f.                                         The abandonment of the Premises by Tenant.

g.                                      Failure to timely complete roof coating per Section 11.b.ii, above.

23.                                 Remedies.  Upon the occurrence of an Event of Default, Landlord, in addition to any other rights or remedies available to Landlord at law or in equity, shall have the right to

a.                                       terminate this Lease and all rights of Tenant under this Lease by giving Tenant written notice that this Lease is terminated, in which case Landlord may recover from Tenant the aggregate sum of

i)                                         the worth at the time of award of any unpaid rent that had been earned at the time of termination;

ii)                                      the worth at the time of award of the amount by which (A) the unpaid rent that would have been earned after termination until the time of award exceeds (B) the amount of the rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided;

iii)                                   the worth at the time of award of the amount by which (A) the unpaid rent for the balance of the term after the time of award exceeds (B) the amount of rental loss, if any, as Tenant affirmatively proves could be reasonably avoided;

iv)                                  any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform Tenant’s obligations or that, in the ordinary course of things, would be likely to result from Tenant’s failure; and

v)                                     all other amounts in addition to or in lieu of those previously set out as may be permitted from time to time by applicable California law.

As used in clauses (i) and (ii) of Section 23(a), the worth at the time of award is computed by allowing interest at the rate of ten percent (10%) per annum.  As used in clause (iii) of Section 23(a), the worth at the time of award is computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).  As used in this Section, the term rent shall include Minimum Monthly Rent and any other payments required by Tenant under this Lease.

b.                                      continue this Lease, and from time to time, without terminating this Lease, either

i)                                         recover all rent and other amounts payable as they become due or

ii)                                      relet the Premises or any part on behalf of Tenant on terms and at the rent that Landlord, in Landlord’s sole discretion, may deem advisable, all with the right to make alterations and repairs to the Premises, at Tenant’s cost, and apply the proceeds of reletting to the rent and other amounts payable by Tenant.  To the extent that the rent and other amounts payable by Tenant under this Lease exceed the amount of the proceeds from reletting, the Landlord may recover the excess from Tenant as and when due.

c.                                       Subject to the requirements of paragraph 46, upon the occurrence of an Event of Default, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises.  Landlord may store the property removed from the Premises in a public warehouse or elsewhere at the expense and for the account of Tenant.

d.                                      None of the following remedial actions, alone or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated or unless a court of competent jurisdiction decrees termination of this Lease: any act by Landlord to maintain or preserve the Premises; any efforts by Landlord to relet the Premises; any re-entry, repossession, or reletting of the Premises; or any re-entry, repossession, or reletting of the Premises by Landlord pursuant to this Section.  If Landlord takes any of the previous remedial actions without terminating this Lease, Landlord may nevertheless at any later time terminate this Lease by written notice to Tenant.

e.                                       If Landlord relets the Premises, Landlord shall apply the revenue from the reletting as follows: first, to the payment of any indebtedness other than rent due from Tenant to Landlord; second, to the payment of any cost of reletting, including without limitation finder’s fees and leasing commissions; third, to the payment of the cost of any maintenance and repairs to the Premises; and fourth, to the payment of rent and other amounts due and unpaid under this Lease.  Landlord shall hold and apply the residue, if any, to payment of future amounts payable under this Lease as the same may become due, and shall be entitled to retain the eventual balance with no liability to Tenant.  If the revenue from reletting during any month, after application pursuant to the previous provisions, is less than the sum of (i) Landlord’s expenditures for the Premises during that month and (ii) the amounts due from Tenant during that month, Tenant shall pay the deficiency to Landlord immediately upon demand.

f.                                         After the occurrence of an Event of Default, Landlord, in addition to or in lieu of exercising other remedies, may, but without any obligation to do so, cure the breach underlying the Event of Default for the account and at the expense of Tenant.  However Landlord must by prior notice first allow Tenant a reasonable opportunity to cure, except in cases of emergency, where Landlord may proceed without prior notice to Tenant.  Tenant shall, upon demand, immediately reimburse Landlord for all costs, including costs of settlements, defense, court costs, and attorney fees that Landlord may incur in the course of any cure.

g.                                      No security or guaranty for the performance of Tenant’s obligations that Landlord may now or later hold shall in any way constitute a bar or defense to any action initiated by Landlord for unlawful detainer or for the recovery of the Premises, for enforcement of any obligation of Tenant, or for the recovery of damages caused by a breach of this Lease by Tenant or by an Event of Default.

h.                                      Except where this is inconsistent with or contrary to any provisions of this Lease, no right or remedy conferred upon or reserved to either party is intended to be exclusive of any other right or remedy, or any right or remedy given or now or later existing at law or in equity or by statute.  Except to the extent that either party may have otherwise agreed in writing, no waiver by a party of any violation or nonperformance by the other party of any obligations, agreements, or covenants under this Lease shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other covenant, agreement, or obligation, nor shall any forbearance by either party to exercise a remedy for any violation or nonperformance by the other party be deemed a waiver by that party of the rights or remedies with respect to that violation or nonperformance.

24.                                 Late Charge.  Tenant acknowledges that Tenant’s failure to pay any installment of the Minimum Monthly Rent, or any other amounts due under this Lease as and when due may cause Landlord to incur costs not contemplated by Landlord when entering into this Lease, the exact nature and amount of which would be extremely difficult and impracticable to ascertain.  Accordingly, if any installment of the Minimum Monthly Rent or any other amount due under the Lease is not received by Landlord as and when due, then, without any notice to Tenant, Tenant shall pay to Landlord an amount equal to six percent (6%) of the past due amount, which the parties agree represents a fair and reasonable estimate of the costs incurred by Landlord as a result of the late payment by Tenant.

25.                                 Default Interest.  If Tenant fails to pay any amount due under this Lease as and when due, that amount shall bear interest at the maximum rate then allowable by law from the due date until paid.

26.                                 Waiver of Breach.  Any express or implied waiver of a breach of any term of this Lease shall not constitute a waiver of any further breach of the same or other term of this Lease; and the acceptance of rent shall not constitute a waiver of any breach of any term of this Lease, except as to the payment of rent accepted.

27.                                 Estoppel Certificates.  At any time, with at least fifteen (15) days’ prior notice by Landlord, Tenant shall execute, acknowledge, and deliver to Landlord a certificate certifying:

a.                                       the Commencement Date and the Term,

b.                                      the amount of the Minimum Monthly Rent,

c.                                       the dates to which rent and other charges have been paid,

d.             that this Lease is unmodified and in full force or, if there have been modifications, that this Lease is in full force, as modified, and stating the date and nature of each modification,

e.             that no notice has been received by Tenant of any default by Tenant that has not been cured, except, if any exist, those defaults must be specified in the certificate, and Tenant must certify that no event has occurred that, but for the expiration of the applicable time period or the giving of notice or both, would constitute an Event of Default under this Lease,

f.              that no default of Landlord is claimed by Tenant, except, if any, those defaults must be specified in the certificate, and

g.             other matters as may be reasonably requested by Landlord.

                An estoppel certificate requested pursuant to this section may be relied on by prospective purchasers, mortgagees, or beneficiaries under any deed of trust on the Premises or any part of it.

28.                                 Attorney Fees.  If any action at law or in equity is brought to recover any rent or other sums under this Lease, or for or on account of any breach of or to enforce or interpret any of the covenants, terms, or conditions of this Lease, or for the recovery of the possession of the Premises, the prevailing party shall be entitled to recover from the other party as part of prevailing party’s costs reasonable attorney fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

29.                                 Hazardous Substance Conditions.  If a Hazardous Substance condition occurs, unless Tenant is legally responsible therefor (in which case Tenant shall make the investigation and remediation thereof required by applicable law and this Lease shall continue in full force and effect, but subject to Landlord’s rights under this Paragraph 29), Landlord may, at Landlord’s option, either (i) investigate and remediate such Hazardous Substance condition, if required, as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to investigate and remediate such condition exceeds twelve (12) times the then monthly base rent or $50,000, whichever is greater, give written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such Hazardous Substance condition of Landlord’s desire to terminate this Lease as of the date sixty (60) days following the giving of such notice.  In the event Landlord elects to give such notice of Landlord’s intention to terminate this Lease, Tenant shall have the right within ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay for the investigation and remediation of such Hazardous Substance condition totally at Tenant’s expense and without reimbursement from Landlord except to the extent of an amount equal to twelve (12) times the then monthly Base Rent or $50,000, whichever is greater.  Tenant shall provide Landlord with the funds required of Tenant or satisfactory assurance thereof within thirty (30) days following Tenant’s said commitment.  In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such investigation and remediation as soon as reasonably possible and the required funds are available.  If Tenant does not give such notice and provide the required funds or assurance thereof within the times specified above, this Lease shall terminate as of the date specified in

Landlord’s notice of termination.  If a Hazardous Substance condition occurs for which Tenant is not legally responsible, there shall be abatement of Tenant’s obligations under this Lease for a period of not to exceed twelve (12) months while Landlord remediates the condition.

30.                                 Security Deposit.  There is no Security Deposit required from Tenant at the inception of this Lease.  However, in the event that Tenant is permitted to assign or sublet the Premises, Landlord shall be entitled to require a Security Deposit from the sublessee or assignee, in an amount equal to one and one-half (1½) times the then-current Base Rent for the Premises.  The Security Deposit will secure the full and faithful performance of each provision of this Lease to be performed by Tenant. Landlord may use and commingle the Security Deposit with other funds of Landlord. If Tenant fails to perform any of Tenant’s obligations under this Lease, Landlord may apply all or any portion of the Security Deposit toward fulfillment of Tenant’s unperformed obligations. If Landlord does apply the Security Deposit, Tenant must immediately pay Landlord sufficient cash to restore the Security Deposit to the full original amount. The Security Deposit will not bear interest.

31.                                 Warranty of Authority.  The undersigned warrant and represent to Landlord that they are duly authorized corporate officers of Tenant, and that they are acting within the scope of their authority to bind Tenant to the provisions in this Lease without any further action, approval or consent of the Board of Directors of Tenant.

32.                                 Notices.  Any notice or other communication pursuant to this Lease shall be in writing and shall be deemed to be properly given if delivered, mailed, or sent by wire, facsimile transmission or other telegraphic communication in the manner provided in this paragraph, to the following persons:

Mission Community Bank

581 Higuera  Street

San Luis Obispo, CA  93401

FAX:  (805) 269-0117

(805) 782-5000 - phone

Richard C. Blake

6171 Alta Mira Lane

San Luis Obispo, CA  93401

(805) 878-5875

Either party may change the party’s address for these purposes by giving written notice of the change to the other party in the manner provided in this section.  If sent by mail, any notice, delivery, or other communication shall be effective or deemed to have been given forty-eight (48) hours after it has been deposited in the United States mail, duly registered or certified, with postage prepaid, and addressed as set forth above.  Notices sent by wire, telegraph or facsimile transmission shall be deemed received on the next business day after transmission.  Facsimile machines used for fax notice must generate a “Transmission Record” stating the telephone number of the receiving fax, number of pages sent out, date and time of transmission and indication of any transmission errors.

33.                                 Heirs and Successors.  This Lease shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of Landlord and Tenant.

34.                                 Partial Invalidity.  Should any provision of this Lease be held by a court of competent jurisdiction to be either invalid or unenforceable, the remaining provisions of this Lease shall remain in effect, unimpaired by the holding.

35.                                 Entire Agreement.  This instrument constitutes the sole agreement between Landlord and Tenant respecting the Premises, the leasing of the Premises to Tenant, and the specified lease term, and correctly sets forth the obligations of Landlord and Tenant.  Any agreement or representations respecting the Premises or their leasing by Landlord to Tenant not expressly set forth in this instrument are void.

36.                                 Time of Essence.  Time is of the essence in this Lease.

37.                                 Rent.  All monetary obligations of Tenant to Landlord under the Lease, including but not limited to the Minimum Monthly Rent, tax reimbursements and insurance reimbursements, shall be deemed rent.

38.                                 Amendments.  This Lease may be modified only in writing and only if signed by the parties at the time of the modification.

39.                                 Subordination.

a.             This Lease shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or later placed upon the Premises and to any advances made on the security of it or Landlord’s interest in it, and to all renewals, modifications, consolidations, replacements, and extensions of it.  However, if any mortgagee, trustee, or ground Landlord elects to have this Lease prior to the lien of its mortgage or deed of trust or prior to its ground lease, and gives notice of that to Tenant, this Lease shall be deemed prior to the mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of the mortgage, deed of trust, or ground lease, or the date of recording of it.  If any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure.  If any ground lease to which this Lease is subordinate is terminated, Tenant shall attorn to the ground lessor.  Tenant agrees to execute any documents, in form and substance commercially reasonable, required to for the subordination, to make this Lease prior to the lien of any mortgage or deed of trust or ground lease, or to evidence the attornment.

b.             If any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, or if any ground lease to which this Lease is subordinate is terminated, this Lease shall not be barred, terminated, cut off, or foreclosed.  Neither shall the rights and possession of Tenant under this Lease be disturbed, if Tenant is not then in default in the payment of rental and other sums due under this Lease or otherwise in default under the terms of this Lease, and if Tenant attorns to the purchaser, grantee, or ground lessor as provided in

Section 38(a) or, if requested, enters into a new lease for the balance of the term of this Lease on the same terms and provisions in this Lease.  Tenant’s covenant under Section 38(a) to subordinate this Lease to any ground lease, mortgage, deed of trust, or other hypothecation later executed is conditioned on each senior instrument containing the commitments specified in this subsection.

40.                                 Right of First Offer.  If Landlord determines to sell the Premises, or any portion of its interest in the Premises, or have received an acceptable bona fide offer to purchase the Premises or such interest, Landlord shall notify Tenant of the terms on which Landlord will be willing to sell.

If Tenant, within ten (10) business days after receipt of Landlord’s notice, indicates in writing its agreement to purchase the Premises on the terms stated in Landlord’s notice, Landlord shall sell and convey the Premises to Tenant on the terms stated in the notice.  If Tenant does not indicate its agreement within ten (10) business days, Landlord thereafter shall have the right to sell and convey the Premises to a third party on the same terms stated in the notice.  If Landlord does not sell and convey the Premises on the same terms stated in the notice within one hundred eighty (180) days, any further transaction shall be deemed a new determination by Landlord to sell and convey the Premises and the provisions of this paragraph shall be applicable.

If Tenant purchases the Premises, this Lease shall terminate on the date title vests in Tenant, and Landlord shall remit to Tenant all prepaid and unearned rent.

Tenant’s right of first refusal shall not apply to a transfer between any of those persons who constitute Landlord and the blood relatives of any of those persons, either outright or in trust, or to a legal entity (i.e., partnership, corporation, trust, or like entity) when the majority interest is owned by all or some of those persons who constitute Landlord.

41.                                 Merger.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of the Lease, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to a Landlord of any of the subtenancies.

42.                                 Option to Purchase.  Landlord grants to Tenant the option to purchase the Premises in accordance with the provisions of this Lease, as long as Tenant is not in default at the time Tenant exercises the option.

a.             Option Period.  Tenant shall have the right to exercise the option to purchase for a sixty (60) day period between November 1, 2010 and December 31, 2010.

b.             Method of Exercising Option.  Tenant shall exercise the option by executing in duplicate (including initialing of Sections 15, 16 and 17) and delivering the Agreement of Purchase and Sale and Joint Escrow Instructions On Exercise of Option to Purchase, attached hereto as Exhibit “D”, to First American Title Company, 899 Pacific Street, San Luis Obispo, CA 93401, and delivering one duplicate executed copy to Landlord’s attorneys, Diehl & Rodewald, 1043 Pacific Street, San Luis Obispo, CA 93401.  Concurrently, Tenant shall deliver its deposit to First American Title Company.

c.             Purchase Price.  The purchase price of the Premises shall be Two Million Dollars ($2,000,000) payable in accordance with the attached Agreement of Purchase and Sale and Joint Escrow Instructions on Exercise of Option to Purchase.

43.                                 Landlord’s Entry.  Subject to the requirements of paragraph 46, any time that Landlord is entitled to enter the Premises under the terms of this Lease, such entry shall be on a minimum of twenty-four (24) hours’ prior notice. Landlord shall not maintain a key to the Premises, except that during the last six (6) months of the Term or any Extended Term of this Lease, Tenant shall allow prospective tenants or purchasers, agents, contractors, consultants to inspect and have reasonable access to the Premises to evaluate the Premises for rental or purchase on all business days and one day per weekend between the hours of 8:00 a.m. and 6:00 p.m.  If Tenant fails to provide such access, Tenant shall provide a key to Landlord.

44.                                 Governing Law.  This Lease shall be governed by and construed in accordance with California law.

45.                                 Memorandum of Lease.  Tenant may record a short form memorandum of this Lease in a form attached hereto as Exhibit “C”.

46.                                 Regulator Requirements.

a.             Notwithstanding any other provision of this Lease, Landlord shall not have the right to take possession of any of Tenant’s business records or personal property located on the Premises, of any customer of Tenant, or of any other third party. Furthermore, any rights and remedies of Landlord under this Lease are subject to the power of the State of California Department of Financial Institutions (“DFI”), the Federal Deposit Insurance Corporation (“F.D.I.C.”), and other bank regulatory agencies, to enter upon and/or assume control of the Premises and of any personal property therein as permitted under applicable laws.

b.             Also, notwithstanding any other provisions contained in this Lease, in the event (a) Tenant or its successors or assigns shall become insolvent or bankrupt, or, if their interests under this Lease shall be levied upon or sold under execution or other legal process; or, (b) the depository institution then operating on the Premises is closed or is taken over by any depository institution supervisory authority (“Authority”), Landlord may, but shall not be required to, in either such event, terminate this Lease only with the concurrence of any receiver or liquidator, to the extent required by applicable law.

                The parties have executed this Lease as of the date first above written.

TENANT:		LANDLORD:

MISSION COMMUNITY BANK

By:	/s/ Anita M. Robinson	/s/ Richard C. Blake
	Anita M. Robinson, CEO	Richard C. Blake

Exhibit “A”            Description of Premises (Recital A)

Exhibit “B”            Roof Maintenance Specifications (Section 1.b.ii)

Exhibit “C”            Memorandum of Lease (Section 45)

Exhibit “D”            Purchase Agreement (Section 42)

EXHIBIT “A”

                Parcel A of Parcel Map No. 5195, in the City of Santa Maria, County of Santa Barbara, State of California, as per Map recorded in Book 17, Page 29 of Parcel Maps, in the Office of the County Recorder of said County; subject to all matters shown of record.

EXHIBIT “B”

Elastomeric Coating

Install one or more coats of a “Class A” Acrylic Elastomeric coating system at the rate of 3 gallons per 100 sq. ft. to yield a theoretical dry film thickness of 28.8 mils.  Broadcast Roofing Granules into top coat at the rate of 35#/100 sq. ft.